UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018 (December 29, 2017)

VERITIV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36479	46-3234977
(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road NE Building 400, Suite 1700 Atlanta, Georgia (Address of principal executive offices)	30328 (Zip Code)

Registrant’s telephone number, including area code: (770) 391-8200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2017, Veritiv Corporation (the “Company”) and Mary A. Laschinger entered into an amended and restated Employment Agreement governing the terms and conditions of Ms. Laschinger’s employment as the Chief Executive Officer of the Company (the “Agreement”). As more fully described below, the Agreement, among other things, extends the term of Ms. Laschinger’s employment and provides for the treatment of outstanding equity incentive awards upon her retirement. This summary is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto.

Ms. Laschinger will continue to serve as the Chairman and Chief Executive Officer of the Company pursuant to the terms and conditions of the Agreement. The initial term of the Agreement begins on January 1, 2018 and ends on December 31, 2021. The term will be automatically extended for successive one-year periods following the end of the initial term, unless either party elects to terminate the Agreement. The Agreement, and Ms. Laschinger’s employment with the Company thereunder, may terminate earlier, subject to any applicable severance payments provided for in the Agreement and described below. During the term of the Agreement, Ms. Laschinger will receive a base salary of not less than $1.0 million per year and will be eligible for an annual cash-based incentive bonus with a target based opportunity equal to at least 130% of her base salary and payable upon the attainment of one or more pre-established performance metrics established by the Board of Directors of the Company or the Compensation and Leadership Development Committee and, during the term of the Agreement, Ms. Laschinger will receive annual equity grants under the Company’s long-term equity incentive program having a target grant date value equal to 450% of her base salary.

In the event that Ms. Laschinger’s employment is terminated by the Company other than for cause or she terminates her employment for good reason (as each such term is defined in the Agreement) then, subject to Ms. Laschinger executing a general release of claims against the Company, Ms. Laschinger would be entitled to severance equal to (i) a pro-rated annual bonus for her year of termination, based upon the level at which the applicable performance goals are satisfied, (ii) an amount equal to two times the sum of her base salary and target bonus, paid over 24 months and (iii) the reimbursement of the portion of her monthly costs incurred under COBRA during the 18 month period following her termination at the same rate that the Company was subsidizing such healthcare costs immediately prior to termination.

Under the Agreement, if Ms. Laschinger’s employment is terminated by the Company other than for cause or she terminates her employment for good reason (as each such term is defined in the Agreement), or if Ms. Laschinger’s employment terminates due to her death or disability, Ms. Laschinger’s outstanding equity grants will vest on a prorated basis, subject to the achievement of any applicable performance conditions during the applicable performance periods.  Further, if Ms. Laschinger terminates her employment due to a bona fide retirement after a successful implementation of a chief executive officer succession plan, any outstanding equity grants awarded to her six months or more prior to her retirement will become fully vested and the performance goals applicable to any pending performance periods will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance.

Ms. Laschinger is also subject to restrictive covenants against competing with the Company, soliciting customers or employees of the Company, interfering with the Company’s relationships with any vendors, joint venturers or licensors and disparaging the Company, in each case for the two-year period following her termination of employment for any reason, and Ms. Laschinger is subject to agreements prohibiting her from disclosing confidential information relating to the Company and protecting the Company’s intellectual property rights.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

10.1	Employment Agreement, dated as of December 29, 2017, between Veritiv Corporation and Mary A. Laschinger

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITIV CORPORATION

Date: January 5, 2018	/s/ Mark W. Hianik
Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary

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